Exhibit 99.1

FOR:	ENCORE MEDICAL CORPORATION	FOR IMMEDIATE RELEASE

CONTACT:	Harry L. Zimmerman, Executive Vice President - General Counsel
(512) 832-9500
Harry-Zimmerman@encoremed.com

For Media:
Davis Henley, Vice President - Business Development
(512) 832-9500
Davis_Henley@encoremed.com

ENCORE MEDICAL AGREES TO ACQUIRE EMPI, INC.
HIGHLY ACCRETIVE TRANSACTION BRINGS REVENUES TO OVER $300 MILLION

AUSTIN, Texas, August 9, 2004 — Encore Medical Corporation (Nasdaq: ENMC) announces today its agreement to acquire privately held, St. Paul, MN, based Empi, Inc. The transaction is valued at approximately $360 million, consisting of $325 million in cash and 8.0 million shares of Encore common stock. Empi’s majority shareholder, The Carlyle Group, will own approximately 12 percent of Encore Medical after closing and will be Encore’s second largest shareholder behind Galen Partners who owns approximately 19 percent of Encore. This transaction more than doubles the size of Encore Medical and positions the combined company as a premier provider of orthopedic medical products. The acquisition is expected to be significantly accretive to Encore’s earnings per share for 2005 and beyond. The transaction is expected to close by October 2004.

Kenneth W. Davidson, Chief Executive Officer of Encore Medical Corporation, stated, “This is financially and strategically a very favorable transaction for Encore Medical. We will be able to leverage our combined operations to create significant shareholder value. Assuming a fourth quarter 2004 closing, we expect that our stand-alone projected 2004 revenue of approximately $120 million will increase to about $300 million for the combined company in 2005. Additionally, Encore’s stand alone 2004 operating income, which is projected to be between $10.5 and $12 million, should grow to over $44 million on a combined basis in 2005. As a percentage of sales, operating income is expected to increase from around 9 percent of sales in 2004 to over 14 percent in 2005 with the Empi acquisition. Included in our projections of operating income for 2005 is non-cash depreciation and amortization expense of approximately $15 million, which is still subject to final resolution of intangible asset amortization related to this transaction. This acquisition brings us significant immediate and long-term financial contributions, and is consistent with our stated strategy of becoming a mid-sized orthopedic product company with leading positions in both the reconstructive orthopedic surgery and orthopedic rehabilitation market segments. We are now even more favorably positioned for our U.S. customers and gain a very important foothold in the international market place.”

Commenting on the acquisition, Paul Chapman, Encore’s President and Chief Operating Officer said, “Empi has a very strong reputation and their products enjoy leadership positions in a large majority of the markets in which they compete. Specifically, 75 percent of Empi’s net revenues are generated from products where they hold one of the top three positions in its market. We are all extremely excited about combining forces with them to build Encore Medical into a leading provider in all of our business segments. The combination provides many benefits including greater geographic and product diversification. We will have one of the largest sales and marketing networks in the sector with strong relationships with managed care organizations and broad coverage of orthopedic rehabilitation clinics worldwide. Importantly, with this transaction, we fulfill another of our stated acquisition goals of having a European infrastructure. Nearly twenty-five percent of Empi’s sales are derived from Europe and its German based subsidiary, Ormed. This will enable Encore to more rapidly expand the distribution of all our products in Europe. Ormed sells many of its products directly to orthopedic surgeons. They have important relationships and do business with over 3,000 European orthopedic surgeons.”

“I look forward to working with the entire Encore team and especially with Mr. Jack Cahill, EVP and President of the Surgical Division, and Scott Klosterman, EVP and President of the Orthopedic Rehabilitation Division, to continue to grow our respective businesses,” said H. Philip Vierling, current President and CEO of Empi, who will join as EVP of Encore Medical and President of Empi, Inc. He went on to say, “Jack’s surgical implant business has been growing and continues to launch exciting, innovative products. Scott has also built the brand franchise of the Chattanooga Group. Empi calls on thousands of orthopedic surgeons and physical therapists each year. I am convinced these relationships can be leveraged by the combined companies.”

After the transaction closes, Empi will be a wholly owned subsidiary of Encore. The acquisition is subject to customary closing and termination provisions. The purchase price to be paid by Encore is subject to certain adjustments based on the net debt and working capital of Empi. Banc of America Securities served as financial advisor to Encore Medical. J.P. Morgan Securities Inc served as financial advisor to Empi, Inc.

Summary Table of Key Company Facts:
($ in millions)

	Empi, Inc.		Encore Medical
	2003	1H 2004	2003	1H 2004

Sales	$ 150.5	$ 79.7	$ 108.1	$ 60.3
Gross Profit	98.6	51.1	53.8	31.0
Gross Margin	65.5%	64.1%	49.8%	51.4%
Operating Profit	31.9	17.7	9.2	5.3
Operating Margin	21.2%	22.3%	8.5%	8.8%
Net Income (Loss)	$ 13.3	$ 8.4	$ (2.5)	$ 3.2
Net Margin	8.8%	10.5%	NM	5.3%

Encore Medical Corporation is a diversified orthopedic company that designs, manufactures, markets and distributes a comprehensive range of high quality orthopedic devices, sports medicine equipment and related products for the orthopedic industry. Based in Austin, Texas, Encore sells its products to orthopedic surgeons, physical and occupational therapists and other orthopedic specialists who use its products to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports related injuries. Encore offers a comprehensive suite of reconstructive joint products, trauma products and spinal implants. Through its Orthopedic Rehabilitation Division, Encore is a leading manufacturer and distributor of orthopedic rehabilitation equipment in the United States and markets a complete line of orthopedic soft goods, patient safety devices, and pressure care products. Encore is known for producing high quality, innovative products and continues to develop new products to meet the needs of the orthopedic community. For more information, visit www.encoremed.com

Empi, Inc. is a leading medical device company focused on products used for pain management, orthopedic rehabilitation and physical therapy. The company develops, manufactures, markets and distributes a diverse range of non-invasive medical devices and related accessories that are primarily used by patients for at-home therapy. Empi also provides physical therapy equipment and supplies to physicians, physical therapists and other healthcare professionals for use in their clinics. For the year ended December 31, 2003, net revenues were $150.5 million, a 9.8 percent increase over prior year. For more information, visit http://www.empi.com.

Galen Partners is a New York-based private equity firm focused exclusively on providing equity financing to mid-to-later stage growth companies in the healthcare industry. Founded in 1990, Galen Partners was one of the first funds to focus exclusively on investments in healthcare-related companies. With $648 million under management raised through four funds, Galen has invested in more than 50 healthcare related companies. The firm’s investment strategy emphasizes investments in companies within the medical device, technology-enabled outsourcing services and specialty pharmaceutical sectors. For more information, visit http://www.galen-partners.com.

Encore Medical will conduct a conference call today to discuss its agreement to acquire Empi. The conference call will be webcast live over the Internet. Details follow:

What: Conference call to discuss Encore's agreement to acquire Empi

When: August 9, 2004, 10 a.m. Eastern

Where: http://www.firstcallevents.com/service/ajwz409570968gf12.html

How: Live on the Internet - simply log onto the web at the address above

Contact: Davis Henley, Vice President – Business Development, (512) 832-9500, or Davis_Henley@encoremed.com

A telephonic replay of the conference call will be available two hours after the completion of the conference from August 9, 2004 through August 20, 2004 via telephone at (800) 642-1687 or (706) 645-9291 – use pass code 9338619. An audio archive will also be available on Encore’s web site at www.encoremed.com shortly after the call and will be accessible for approximately two weeks.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to locate and integrate future acquisitions, the ability to consummate the acquisition of Empi, the affect on other potential acquisitions and financings, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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SOURCE: Encore Medical Corporation